Exhibit 99

THE DOLAN COMPANY REPORTS

FOURTH QUARTER AND YEAR-END 2012 RESULTS

•	Fourth quarter revenues decreased 6.7% year-over-year to $62.9 million, while 2012 revenues decreased 5.3% to $254.3 million

•

Net loss from continuing operations attributable to The Dolan Company was $2.5 million, or $0.08 per diluted share in the fourth quarter; for the year it was $87.2 million, or $2.88 per diluted share, including one-time impairment charges

•	Free cash flow was $13.1 million in the fourth quarter and $29.2 million for the year (See “Non-GAAP Financial Measures” below)

•	Cash earnings per diluted share were $0.04 for the fourth quarter and $0.40 for the year (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $6.0 million for the fourth quarter and $38.5 million for the year (See “Non-GAAP Financial Measures” below)

•	Company provides guidance for 2013

MINNEAPOLIS, MN (March 8, 2013) – The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months and year ended December 31, 2012.

“For the year, our e-discovery business grew revenue by almost 17% while our default-related business, National Default Exchange, or NDeX, declined by 18%,” said James P. Dolan, chairman, chief executive officer, and president. “Our appellate services business, Counsel Press, remains a consistent and steady generator of free cash flow, as does our Business Information Division, which experienced a modest revenue decline in 2012,” Dolan said

“In the fourth quarter, our foreclosure related businesses were significantly affected by the reduced pace of referrals as new regulations and procedures were put in place. Both NDeX and our public notice businesses experienced negative operating leverage in the fourth quarter as we incurred depressed referral volumes. Fourth quarter results also were affected by almost $2 million of non-recurring items including severance. However, we remain excited by the growth opportunities in our e-discovery business, which saw strong performance.

“In the fourth quarter, revenues at NDeX declined by 22% compared to last year. Although we were cautious about referral volumes due to the implementation of new federal guidelines, the pace of referrals was more depressed than anticipated. Each mortgage servicer is on its own timeline in handling the implementation of new regulations used to initiate foreclosure referrals. Further, the new national servicing standards, which were introduced in January of 2013, continue to cause delays and depress referral volumes. Given this, we have moved aggressively to cut costs. We believe the pace of foreclosure referral volumes will improve in the future, but predicting the timing and rate of that improvement remains a challenge. As the year progresses, we expect to benefit from price increases negotiated with some of our law firm partners. We also are seeking future opportunities to license our NDeX technology and infrastructure on a recurring fee basis in both new and existing markets,” Dolan said.

“Litigation Support Services, led by our e-discovery business, had another strong quarter. Litigation Support revenue grew by 12% year over year, including 14% growth in our e-discovery business. Similar to the third quarter, we saw a healthy balance of growth from both new and existing clients. We are excited about DiscoverReady’s integrated offerings of processing, technology services and cost-efficient managed review, and we will work hard to continue expansion of our client base in 2013,” Dolan said.

“Business Information revenue declined by 9% in the fourth quarter compared to last year, while public notice revenue declined by 17%. Public notice advertising felt the impact of the new federal mortgage default regulations, reversing a trend of stability and modest growth in the previous quarters of 2012. We believe the decline in public notice revenue is mostly timing related and should improve. Management of this division consolidated operations and reduced costs during 2012. Their hard work meant that Business Information free cash flow and margins remained relatively stable through 2012,” Dolan said.

“Due to the previously announced restructuring of our NDeX Florida operations in the third quarter, the Dolan Company will have a net operating loss for the year, which we estimate will result in a refund during the second quarter of 2013 of approximately $10 million for previously paid income taxes,” Dolan added.

“In the first quarter of 2013, the company strengthened its balance sheet by selling $17.5 million (face value) in 8.5% series B cumulative preferred stock, with proceeds used to reduce senior debt. We were pleased with investor response to the offering and to subsequent market support for the issue, which trades on the New York Stock Exchange as DM.PrB,” Dolan said.

2013 Guidance

Due to the lack of near-term visibility into its NDeX default processing operation and the overall foreclosure-related environment, the company is providing only partial 2013 guidance. At this time, the company is providing revenue and adjusted EBITDA guidance for its Business Information and Litigation Support segments. The company’s 2013 financial guidance is as follows:

2013 Financial Guidance (dollars in millions, except per share)
Total revenues (excluding NDeX operations)	$ 160-$170 million
Adjusted EBITDA (excluding NDeX operations)	$30-$35 million

This guidance presumes the following: 1) Litigation Support revenues will grow by high single digits to low double digits and Litigation Support adjusted EBITDA will grow modestly due to positive operating leverage; 2) Business Information revenue and adjusted EBITDA will be flat to down 5%; 3) depreciation expense will be $8.5-$9.0 million (including NDeX); 4) amortization expense will be $16.5-$17.5 million (including NDeX); 5) tax rate will be approximately 40%; and 6) fully diluted shares outstanding of 30.2-30.4 million shares.

This guidance excludes the effect of any M&A activity during the remainder of 2013, if such activity were to occur. It also assumes that there will be no additional material effect on results of operations from current or future government legislation, programs or investigations, or from lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in “Regulatory Environment” and “Risk Factors” in the company’s 2012 10-K, filed today with the U.S. Securities and Exchange Commission.

Fourth Quarter 2012

Financial results for the three months ended Dec. 31, 2012, and 2011 are as follows:

Dollars in thousands, except per share data	Three Months Ended Dec. 31, 2012	Three Months Ended Dec. 31, 2011	Year-over- Year % Change
	(unaudited)	(unaudited)
Total revenues	$62,941	$67,491	(6.7)%
Professional Services Division revenues	44,782	47,580	(5.9)%
Business Information Division revenues	18,159	19,911	(8.8)%
Operating (loss) (1) income	(1,565)	21,032	(107.4)%
Net (loss) income attributable to The Dolan Company	(3,339)	10,357	(132.2)%
Adjusted EBITDA *	5,951	14,024	(57.6)%
Net (loss) income attributable to The Dolan Company per diluted share	$(0.11)	$0.34	(132.4)%
Cash earnings *	1,250	5,272	(76.3)%
Cash earnings per diluted share *	$0.04	$0.17	(76.5)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why the company believes these are important measures of its performance.
(1)	2011 includes fair value adjustments on earnout liabilities in the amount of $16.5 million

Professional Services Division Results

The Professional Services Division provides specialized processing services to the legal profession through NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review, data hosting and processing services, to major corporations and law firms.

Division revenues for the fourth quarter were $44.8 million, a decline of 5.9% from $47.6 million in the fourth quarter of 2011. The decline was the result of much lower NDeX file volume, which was partially offset by stronger revenue at DiscoverReady.

NDeX received 41,700 mortgage default files for processing during the fourth quarter and generated $19.4 million in revenues. This compares to 60,300 files received for processing and $24.9 million in revenues in the fourth quarter of 2011. The total number of mortgage default files received decreased by more than 30% in the quarter compared to the fourth quarter of 2011.

Litigation Support contributed $25.4 million in revenues during the fourth quarter of 2012, an increase of 12.3% from the fourth quarter of 2011, with the e-discovery business growing 14.0%.

Direct operating expenses within the Professional Services Division increased 14.6% to $25.8 million during the fourth quarter of 2012, from $22.5 million for the same period in 2011. Fourth quarter direct operating expenses also were affected by $1.7 million of non-recurring items. Selling, general and administrative expenses were $15.4 million during the fourth quarter of 2012, roughly equal to the same period in 2011.

Business Information Division Results

The Business Information Division publishes print and electronic legal publications, business journals, court and commercial media and other highly focused information products and services, operates Web sites and produces events for targeted professional audiences in 19 geographic markets across the United States.

Business Information Division revenues for the fourth quarter of 2012 were $18.2 million, an 8.8% decrease from $19.9 million in the fourth quarter of 2011. The majority of the decrease was driven by lower public notice revenue.

Direct operating expenses for the Business Information Division were $7.1 million during the fourth quarter of 2012, essentially flat compared to $7.2 million last year. In addition, selling, general and administrative expenses of $8.4 million were comparable to last year.

Balance Sheet and Liquidity

As of December 31, 2012, the company held $3.5 million of cash and cash equivalents, compared to $0.8 million at the end of 2011. During the fourth quarter of 2012, the company generated $15.6 million of cash from operating activities and $13.1 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Quarterly capital expenditures were $2.5 million. Days sales outstanding were 92.7 days for the fourth quarter of 2012, which was up from 85.7 days in the fourth quarter of last year. DSO increased primarily from a slowdown of payments received from NDeX’s law firm customers as they experience delays in the foreclosure process and taking files to sale. During the year ended December 31, 2012, the company generated $36.7 million of cash from operating activities and $29.2 million of free cash flow. Annual capital expenditures were $7.5 million.

Total debt outstanding at the end of the fourth quarter was $166.0 million, of which $137.5 million was under a term loan facility. Net debt was $162.5 million, down $13.1 million from the end of 2011. At December 31, 2012, the combined weighted-average interest rate on the company’s credit facilities was 5.3%. The leverage ratio at the end of the quarter was 4.2 times total debt to trailing twelve month pro forma adjusted EBITDA, up from 2.7 times as of December 31, 2011, but within the maximum of 4.5 times allowed under the senior debt covenants for that period.

Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:

•

Adjusted EBITDA, defined as GAAP income from continuing operations adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable, including impairments of long-lived assets; and distributions paid to holders of non-controlling interest;

•

Cash earnings, defined as GAAP income from continuing operations adjusted for the impact of the following: non-controlling interests; non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense, including impairments of long-lived assets; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.

The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.

The following is a reconciliation of net income attributable to The Dolan Company to adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
(Loss) income from continuing operations	$(2,496)	$12,279	$(96,865)	$21,457
Interest expense, net	3,693	1,886	9,945	6,317
Income tax (benefit) expense	(2,762)	6,867	(45,448)	13,093
Amortization of intangibles	4,273	5,020	18,451	18,206
Depreciation expense	1,977	2,090	7,611	7,650
Impairment of long-lived assets	—	1,179	151,614	1,179
Amortization of Detroit Legal News Publishing intangible	377	377	1,508	1,508
Non-cash compensation expense	889	816	3,723	3,843
Non-cash fair value adjustment on earnout recorded in connection with acquisition	—	(16,490)	(11,607)	(16,271)
Non-recurring income	—	—	(520)	(287)
Net distributions to holders of non-controlling interest	—	—	77	(643)

Adjusted EBITDA	$5,951	$14,024	$38,489	$56,052

The following is a reconciliation of net income attributable to The Dolan Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Income from continuing operations	$(2,496)	$12,279	$(96,865)	$21,457
Noncontrolling interest	(15)	(1,230)	9,651	(1,833)
Non-cash interest income related to the change in fair value of interest rate swaps	—	—	—	(286)
Non-cash compensation expense	889	816	3,723	3,843
Non-cash fair value adjustment on earnout liability	—	(16,490)	(11,607)	(16,271)
Amortization of intangibles	4,273	5,020	18,451	18,206
Impairment of long-lived assets	—	1,179	151,614	1,179
Amortization of Detroit Legal News Publishing intangible	377	377	1,508	1,508
Non-recurring income	—	—	(520)	(287)
Adjustment to income tax expense related to reconciling items at effective tax rate	(1,778)	3,321	(63,851)	(3,031)

Cash earnings	$1,250	$5,272	$12,104	$24,485

(Loss) income from continuing operations attributable to The Dolan Company per diluted share (GAAP)	$(0.08)	$0.37	$(2.88)	$0.65

Cash earnings per diluted share	$0.04	$0.17	$0.40	$0.81

Weighted average diluted shares outstanding	30,327,346	30,233,455	30,276,627	30,223,319

Conference Call

The company has scheduled a conference call for Friday, March 8th, at 8:30 a.m. U.S. Eastern Standard Time (7:30 a.m. U.S. Central Standard Time). The dial-in number is (888) 517-2513, passcode 681 4229#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president, and will include Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the fourth quarter and year-end conference call will be available through the investor relations section of the company’s Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s Web site for a period of 21 days after the call. In addition, the company’s SEC Form 10-K is available via its Web site at www.thedolancompany.com, or investors can request a hard copy of the 10-K free of charge upon request.

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “convinced,” “continue,” “to come,” “will,” “may,” “estimate,” “assume,” “pursue,” “outlook,” “look,” “optimistic,” “goal,” “milestone” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: our ability to fund our ongoing operations, repay our indebtedness, fund capital expenditures and make acquisitions; our ability to comply with covenants in our debt instruments; our ability to obtain waivers from our lenders of any failure to comply with covenants in our debt instruments or of events of default; our ability to amend our debt instruments in the future; the possibility that we may have to record significant charges to earnings as a result of impairment of our intangible assets; our ability to retain key personnel; the adverse resolution of a future lawsuit or claim against us; the failure or disruption of our proprietary case management software systems, our document hosting, processing, conversion and review systems, or our website and online networks; the possibility that the number of mortgage default files referred to us may decrease or fail to increase; the risk that our customers or their clients fail to timely pay us for our services, or at all; the effect of existing and future legislation, government investigations, litigation, court orders, settlements and client slow-downs on our mortgage default processing services and public notice operations; our ability to retain key customers and develop new customer relationships in our litigation support services segment and our mortgage default processing business; certain key personnel of our subsidiary NDeX are also shareholders and principal attorneys of our law firm customers and may at times have interests that differ from or conflict with our interests; the effect of changes in the economies and demographics of the markets that we serve; our ability to accurately value, successfully complete and successfully integrate acquisitions; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2012, which we expect to file with the SEC on March 8, 2013. We undertake no obligation to update any forward-looking statements in light of new information or future events.

FOR IMMEDIATE RELEASE

Contact Robert J. Evans, Director of Investor Relations

(612) 317-9430

Bob.evans@thedolancompany.com

THE DOLAN COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$3,509	$752
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,809 and $1,416 as of December 31, 2012, and 2011, respectively)	60,300	72,117
Unbilled pass-through costs	4,668	4,317
Prepaid expenses and other current assets	3,271	3,976
Income tax receivable	10,823	1,968
Assets held for sale	—	257

Total current assets	82,571	83,387
Accounts receivable, long term	—	2,500
Investments	10,069	11,901
Property and equipment, net	18,091	19,263
Finite-lived intangible assets, net	162,212	212,950
Goodwill and indefinite-lived intangible assets	151,329	283,039
Deferred income taxes	23,358	—
Other assets	1,910	2,563

Total assets	$449,540	$615,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$15,162	$7,667
Accounts payable	20,860	18,760
Accrued pass-through liabilities	10,617	8,820
Accrued compensation	7,941	5,188
Accrued liabilities	5,283	5,588
Due to sellers of acquired businesses	5,017	20,403
Deferred revenue	13,278	20,290

Total current liabilities	78,158	86,716
Long-term debt, less current portion	150,881	168,724
Deferred income taxes	—	20,739
Due to sellers of acquired businesses	—	12,687
Other liabilities	7,240	7,319

Total liabilities	236,279	296,185

Redeemable noncontrolling interest	7,283	12,726

Commitments and contingencies (Note 18)
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,955,321 and 30,576,597 shares as of December 31, 2012 and 2011, respectively	31	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock;	—	—
Other comprehensive loss (net of tax)	(867)	(1,285)
Additional paid-in capital	301,956	294,476
(Accumulated deficit) retained earnings	(88,285)	13,471

Total The Dolan Company stockholders’ equity	212,835	306,692

Noncontrolling interest	(6,857)	—
Total stockholders’ equity	205,978	306,692

Total liabilities and stockholders’ equity	$449,540	$615,603

The Dolan Company

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)
Revenues
Professional Services	$44,782	$47,580	$179,600	$190,119
Business Information	18,159	19,911	74,711	78,493

Total revenues	62,941	67,491	254,311	268,612
Operating expenses
Direct operating: Professional Services	25,753	22,478	89,696	87,477
Direct operating: Business Information	7,144	7,154	28,527	30,012
Selling, general and administrative	25,467	25,574	104,435	101,897
Amortization	4,273	5,020	18,451	18,206
Depreciation	1,977	2,090	7,611	7,650
Fair value and other adjustments on earnout liabilities	—	(16,490)	(12,127)	(16,271)
Impairment of long-lived assets and goodwill	—	1,179	151,614	1,179

Total operating expenses	64,614	47,005	388,207	230,150
Equity in earnings of affiliates	108	546	1,528	2,118

Operating (loss) income	(1,565)	21,032	(132,368)	40,580
Non-operating income (expense)
Interest expense, net of interest income	(3,693)	(1,886)	(9,945)	(6,603)
Non-cash interest income related to interest rate swaps	—	—	—	286
Other income	—	—	—	287

Total non-operating expense	(3,693)	(1,886)	(9,945)	(6,030)

(Loss) income from continuing operations before income taxes	(5,258)	19,146	(142,313)	34,550
Income tax benefit (expense)	2,762	(6,867)	45,448	(13,093)

(Loss) income from continuing operations	(2,496)	12,279	(96,865)	21,457
Discontinued operations, net of tax	(828)	(692)	(14,542)	(131)

Net (loss) income	(3,324)	11,587	(111,407)	21,326
Less: Net loss (income) attributable to noncontrolling interests	(15)	(1,230)	9,651	(1,833)

Net (loss) income attributable to The Dolan Company	$(3,339)	$10,357	$(101,756)	$19,493

(Loss) earnings per share – basic and diluted:
(Loss) income from continuing operations attributable to The Dolan Company	$(0.08)	$0.37	$(2.88)	$0.65
Weighted average shares outstanding:
Basic	30,327,346	30,170,704	30,276,627	30,141,488
Diluted	30,327,346	30,233,455	30,276,627	30,223,319

The Dolan Company

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Cash flows from operating activities
Net (loss) income	$(3,324)	$11,587	$(111,407)	$21,326
Loss from discontinued operations	828	692	14,542	131

(Loss) income from continuing operations	(2,496)	12,279	(96,865)	21,457
Distributions received from The Detroit Legal News Publishing, LLC	1,113	525	3,360	4,025
Distributions paid to holders of noncontrolling interests	—	(77)	—	(643)
Gain on sale of investment	—	—	—	(394)
Non-cash operating activities:
Amortization	4,273	5,020	18,451	18,206
Depreciation	1,977	2,090	7,611	7,650
Impairment of long-lived assets and goodwill	—	1,179	151,614	1,179
Equity in earnings of affiliates	(108)	(546)	(1,528)	(2,118)
Stock-based compensation expense	889	817	3,722	3,843
Deferred income taxes	2,699	8,662	(43,213)	8,948
Change in value of interest rate swaps	—	—	—	(286)
Amortization of debt issuance costs	833	92	1,160	372
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	—	(16,490)	(11,492)	(16,271)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable and unbilled pass-through costs	5,645	7,330	(206)	4,971
Prepaid expenses and other current assets	(156)	(1,028)	658	2,967
Other assets	607	47	700	152
Accounts payable and accrued liabilities	4,944	(4,772)	7,688	(10,059)
Deferred revenue and other liabilities	(2,773)	3,303	(1,569)	1,772

Cash provided by operating activities – continuing operations	17,447	18,431	40,091	45,771
Cash used in operating activities – discontinued operations	(1,882)	(618)	(3,380)	(4,469)

Net cash provided by operating activities	15,565	17,813	36,711	41,302

Cash flows from investing activities
Acquisitions and investments	—	(2,304)	(145)	(69,369)
Capital expenditures	(2,506)	(1,638)	(7,523)	(6,956)
Proceeds on sale of investment, including escrow payments received	—	—	—	394
Other	—	—	—	77

Cash used in investing activities – continuing operations	(2,506)	(3,942)	(7,668)	(75,854)
Cash provided by (used in) investing activities – discontinued operations	149	(73)	292	(923)

Net cash used in investing activities	(2,357)	(4,015)	(7,376)	(76,777)

Cash flows from financing activities
Net (payments) borrowing on senior revolving note	(19,800)	(9,300)	(500)	44,700
Payments on senior long-term debt	(3,750)	(1,250)	(7,500)	(5,000)
Payments of deferred acquisition costs and earnouts	(136)	(20)	(14,537)	(20)
Payments on unsecured notes payable	(591)	(614)	(2,470)	(2,416)
Payments for repurchases of common stock	—	—	—	(1,691)
Payments of deferred financing costs	(960)	—	(1,273)	—
Other	(48)	(153)	(298)	(384)

Cash (used in) provided by investing activities – continuing operations	(25,285)	(11,337)	(26,578)	35,189
Cash used in investing activities – discontinued operations	—	(3,824)	—	(3,824)

Net cash (used in) provided by financing activities	(25,285)	(15,161)	(26,578)	31,365

Net change in cash and cash equivalents	(12,077)	(1,363)	2,757	(4,110)
Cash and cash equivalents at beginning of the period	15,586	2,115	752	4,862

Cash and cash equivalents at end of the period	$3,509	$752	$3,509	$752